Exhibit 3.1

CERTIFICATE OF FORMATION

OF

NFE FINANCIAL HOLDINGS LLC

under Section 18-201 of the
Limited Liability Company Act
of the State of Delaware

This Certificate of Formation of NFE Financial Holdings LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware.

1.          The name of the Company is: “NFE Financial Holdings LLC”.

2.          The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

3.          The name and address of the registered agent for the service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned, an authorized person of the Company, has executed this Certificate of Formation this 6th day of August, 2018.

By:	/s/ Brittain Rogers
Name:	Brittain Rogers
Title:	Authorized Person